Exhibit 99.1

Dear Shareholder and/or Friend of Zion...

Since my update to you last month, a number of positive events have taken place, as follows:

(1) Today, February 24, 2009, Zion submitted an application to Israel’s Oil Commissioner requesting the grant of a preliminary permit for approximately 245,000 acres in the area that was within Issachar’s and Zebulun’s biblical tribal areas. The requested permit area is to the East of our Asher-Menashe license area; you can see the location on the map diagram below. If granted, it would increase our total license area to over 400,000 acres.

(2) On February 20, 2009, two senior executives from Aladdin Middle East Ltd (AME), in Turkey, visited our office in Dallas. We met with both AME's Business Development Coordinator and Drilling Manager as, in September 2008, we contracted with AME to use their 2,000 horsepower drilling rig to drill our Ma'anit-Rehoboth #2 well. (You can see the location marked on the map diagram above.)

They informed us that they have now fully disassembled the drilling rig into eighty loads, in preparation for transit from Ankara to Israel. They told us that there is no shortage of vessels for shipping the rig to Israel and they expect, once the rig has cleared customs at Haifa Port, that they will require only nine days in which to rig-up (i.e. erect) the drilling rig.

Both Zion and AME have submitted all the crew documentation requested by the authorities in Israel; we now wait for confirmation that Israel has granted the Turkish crew worker permits. As soon as confirmation is received, the drilling rig will start its journey to Israel.

(3) Also in February 2009, Noble Energy announced a successful flow test of their offshore Tamar Natural Gas Discovery (see the map diagram for the location) and increased the estimated potential of their Tamar discovery to 5 Trillion cubic feet of natural gas. (A Trillion is a Million times a Million. By any standards, a Trillion is a huge number. Even in Texas...).

"In your good pleasure, make Zion prosper..." Psalm 51:18

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, potential results thereof and potential effects of those results, including the importation of a drilling rig into Israel, the granting of various required permits, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.